SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 17, 2010

RAFAELLA APPAREL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-138342	20-2745750
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
formation)

1411 Broadway

New York, New York 10018

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (212) 403-0300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 17, 2010, Rafaella Apparel Group, Inc. and its subsidiaries (the “Company”) and IDS USA Inc. (“IDS”), entered into a logistics and distribution services agreement (the “Distribution Agreement”).

Upon the entering into of the Distribution Agreement, the Company will discontinue its current warehouse, distribution and logistics operations in New Jersey.  Instead, pursuant to the Distribution Agreement, IDS, through its warehouse facilities in New Jersey, will be the exclusive provider to the Company of all warehousing, distribution and logistics services with respect to effectively all of the Company’s goods that are distributed in the Northeast.  The Distribution Agreement provides for the Company to utilize IDS’s services for a minimum volume of units to be determined with respect to each of the Company’s fiscal years during the term of the Distribution Agreement, commencing with the 2011 fiscal year that begins on July 1, 2010.  The term of the Distribution Agreement is for three years, subject to termination by the parties under certain circumstances, including but not limited to upon a material breach (subject to notice and cure), force majeure, or by either party for any reason upon no less than 180 days prior written notice.

In connection with the entering into of the Distribution Agreement, it is presently anticipated that approximately 70 of the Company’s current employees will be offered employment by IDS in IDS’s New Jersey warehouse facilities from which IDS will operate the distribution and logistical services on the Company’s behalf.

The foregoing is a summary of the principal terms and conditions of the Distribution Agreement and does not purport to be a complete discussion of the Distribution Agreement.  Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Distribution Agreement, which is annexed to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01                     Financial Statements and Exhibits.

(d)                                 The following is filed as an Exhibit to this Current Report on Form 8-K:

10.1                          Logistics and Distribution Services Agreement by and between Rafaella Apparel Group, Inc. and IDS USA Inc., dated as of June 17, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

Rafaella Apparel Group, Inc.

By:	/s/ Lance D. Arneson
Lance D. Arneson
Chief Financial Officer

Dated:  June 23, 2010